Exhibit 99.1

Precigen Reports First Quarter 2020 Financial Results

– Achieves significant progress in streamlining healthcare operations and reducing operating costs –

– Maintains guidance for clinical readouts in 2020 –

– Completes reduction in force at MBP Titan to focus resources on healthcare –

– Received FDA clearance of PRGN-2009 to initiate a Phase 1/2 trial in HPV-positive solid tumors –

GERMANTOWN, MD, May 6, 2020 – Precigen, Inc. (Nasdaq: PGEN), a biopharmaceutical company specializing in the development of innovative gene and cell therapies to improve the lives of patients, today announced first quarter financial results for 2020.

First Quarter Business Highlights:

•

PRGN-2009 AdenoVerse™ Immunotherapy: Precigen announced that the US Food and Drug Administration (FDA) cleared the Investigational New Drug (IND) application to initiate a Phase 1/2 trial for PRGN-2009, a first-in-class, off-the-shelf investigational immunotherapy utilizing the AdenoVerse™ platform and designed to activate the immune system to recognize and target HPV-positive solid tumors. The Phase 1 portion of the study will follow a 3+3 dose escalation design to evaluate the safety of PRGN-2009 administered as a monotherapy and to determine the recommended Phase 2 dose (R2PD) followed by an evaluation of the safety of the combination of PRGN-2009 at the R2PD and bintrafusp alfa (M7824), an investigational bifunctional fusion protein, in patients with recurrent or metastatic HPV-associated cancers;

•	PRGN-3005 UltraCAR-T®: Dosing in the second dose level of the intraperitoneal (IP) arm of the Phase 1 trial of PRGN-3005 UltraCAR-T was completed;

•

PRGN-3006 UltraCAR-T®: Enrollment of patients in the non-lymphodepletion and lymphodepletion arms of the Phase 1 trial of PRGN-3006 UltraCAR-T, has been unaffected by the COVID-19 pandemic to date. The IND has been amended, and the FDA has allowed for concurrent dosing of patients in both arms; and

•

In order to further Precigen’s efforts to focus resources on its healthcare programs and as a result of market uncertainty driven by the COVID-19 pandemic and the current state of the energy sector, MBP Titan LLC, a wholly-owned subsidiary of Precigen focused on methane bioconversion, has significantly reduced its resource requirements through a workforce reduction. These actions will significantly decrease cash burn while maintaining intellectual property.

First Quarter 2020 Financial Highlights:

•	Total revenues of $29.8 million;

•	Net loss from continuing operations attributable to Precigen of $29.9 million, or $(0.19) per basic share, of which $8.7 million was for non-cash charges; and

•	Cash, cash equivalents, and short-term investments totaled $149.2 million at March 31, 2020.

“This is the first full quarter operating as the new Precigen, and we have made tremendous progress in consolidating operations and adhering to our operating priniciples to deliver value to all stakeholders,” said Helen Sabzevari, PhD, President and CEO of Precigen. “From a clinical perspective, we are incredibly pleased to receive the third IND clearance for a Precigen asset in just over one year. From an operational perspective, we’ve achieved significant progress in streamlining our healthcare operations. This helps us focus our capital allocation to ensure that we have a solid runway for maximum value creation.”

First Quarter 2020 Financial Results Compared to Prior Year Period

Total revenues increased $7.3 million over the quarter ended March 31, 2019. Collaboration and licensing revenues increased $4.8 million, or 80%, over the quarter ended March 31, 2019 primarily due to the accelerated recognition of previously deferred revenue upon the mutual termination of a collaboration with Fibrocell Science, Inc., in February 2020. This increase was partially offset by a decrease in collaboration revenues related to programs that were paused in 2019. Service revenues increased $2.6 million, or 23%, over the quarter ended March 31, 2019 primarily due to increased service revenues at Precigen’s subsidiary, Trans Ova Genetics L.C., due to an increase in services performed for new and existing customers and the expansion of its commercial dairy business.

Research and development expenses decreased $8.0 million, or 30%. Salaries, benefits and other personnel costs decreased $2.1 million, and contract research organization costs and lab supplies decreased $5.1 million as Precigen narrowed its focus on its primary healthcare programs. Selling, general and administrative expenses decreased $8.0 million, or 26%. Salaries, benefits and other personnel costs decreased $4.8 million primarily due to a reduction of corporate employees in the first quarter of 2020 as Precigen scaled down its corporate functions. Additionally, professional fees decreased $3.6 million primarily due to the expiration of the services agreement with Third Security, LLC on December 31, 2019.

More information on Precigen’s first quarter financial results will be available in our Quarterly Report on Form 10-Q, which we expect to file by May 11, 2020.

Conference Call and Webcast

Precigen will host a conference call today Wednesday, May 6th at 4:15 PM ET to discuss the results and provide a general business update. The conference call may be accessed by dialing 1-833-646-0488 (US/Canada toll-free) or 1-918-922-6615 to join the Precigen Conference Call. Participants are asked to dial in 10-15 minutes in advance of the scheduled call time to facilitate timely connection to the call. Participants may also access the live webcast through Precigen’s website in the Events section at https://investors.precigen.com/events/event-details/precigen-first-quarter-2020-financial-results-conference-call.

Precigen: Advancing Medicine with Precision™

Precigen (Nasdaq: PGEN) is a dedicated discovery and clinical stage biopharmaceutical company advancing the next generation of gene and cell therapies using precision technology to target urgent and intractable diseases in our core therapeutic areas of immuno-oncology, autoimmune disorders, and infectious diseases. Our technologies enable us to find innovative solutions for affordable biotherapeutics in a controlled manner. Precigen operates as an innovation engine progressing a preclinical and clinical pipeline of well-differentiated unique therapies toward clinical proof-of-concept and commercialization. For more information about Precigen, visit www.precigen.com or follow us on Twitter @Precigen and LinkedIn.

Trademarks

Precigen, AdenoVerse, UltraCAR-T, and Advancing Medicine with Precision are trademarks of Precigen and/or its affiliates. Other names may be trademarks of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon Precigen’s current expectations and projections about future events and generally relate to plans, objectives, and expectations for the development of Precigen’s business, including the timing, pace and progress of preclinical and clinical trials and discovery programs, potential benefits of platforms and product candidates including in comparison to competitive platforms and products, and future plans for

Precigen’s remaining non-healthcare assets. Although management believes that the plans, objectives and results reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties, and actual future results may be materially different from the plans, objectives and expectations expressed. These risks and uncertainties include, but are not limited to, (i) the impact of the COVID-19 pandemic on our businesses, operating results, cash flows and/or financial condition, (ii) ongoing transition efforts following Precigen’s recent divestment of several assets and businesses; (iii) Precigen’s strategy and overall approach to its business model, its recent efforts to realign its business, and its ability to exercise more control and ownership over the development process and commercialization path; (iv) the ability to successfully enter new markets or develop additional products, including the expected timing and results of investigational studies and preclinical and clinical trials, including any delays or potential delays as a result of the COVID-19 pandemic, whether with its collaborators or independently; (v) the ability to successfully enter into optimal strategic relationships with its subsidiaries and operating companies that it may form in the future; (vi) the ability to hold or generate significant operating capital, including through partnering, asset sales and operating cost reductions; (vii) actual or anticipated variations in operating results; (viii) actual or anticipated fluctuations in competitors’ or collaborators’ operating results or changes in their respective growth rates; (ix) cash position; (x) market conditions in Precigen’s industry; (xi) the volatility of Precigen’s stock price; (xii) the ability, and the ability of collaborators, to protect Precigen’s intellectual property and other proprietary rights and technologies; (xiii) the ability, and the ability of collaborators, to adapt to changes in laws or regulations and policies, including federal, state, and local government responses to the COVID-19 pandemic; (xiv) outcomes of pending and future litigation; (xv) the rate and degree of market acceptance of any products developed by Precigen, its subsidiaries, collaborations or joint ventures; (xvi) the ability to retain and recruit key personnel; (xvii) expectations related to the use of proceeds from public offerings and other financing efforts; (xviii) estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xix) the challenges inherent in leadership transitions. For further information on potential risks and uncertainties, and other important factors, any of which could cause Precigen’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Precigen’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For more information, contact:

Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (301) 556-9850 investors@precigen.com	Corporate Contact: Marie Rossi, PhD Vice President, Communications Tel: +1 (301) 556-9850 press@precigen.com

Precigen, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$37,840	$65,793
Short-term investments	111,332	9,260
Receivables
Trade, net	19,376	20,650
Related parties, net	252	600
Other	351	4,978
Inventory	14,636	16,097
Prepaid expenses and other	5,596	6,444
Current assets held for sale	—	110,821

Total current assets	189,383	234,643
Property, plant and equipment, net	59,627	60,969
Intangible assets, net	65,489	68,346
Goodwill	63,703	63,754
Investments in affiliates	1,108	1,461
Right-of-use assets	24,036	25,228
Other assets	1,326	1,362

Total assets	$404,672	$455,763

Current liabilities
Accounts payable	$4,777	$5,917
Accrued compensation and benefits	7,209	14,091
Other accrued liabilities	9,972	12,049
Deferred revenue	11,141	5,697
Lines of credit	1,205	1,922
Current portion of long-term debt	31,886	31,670
Current portion of lease liabilities	4,308	4,182
Related party payables	139	51
Current liabilities held for sale	—	47,333

Total current liabilities	70,637	122,912
Long-term debt, net of current portion	188,730	186,321
Deferred revenue, net of current portion	32,877	48,136
Lease liabilities, net of current portion	22,414	23,849
Deferred tax liabilities	2,785	2,834

Total liabilities	317,443	384,052

Commitments and contingencies
Total shareholders’ equity
Common stock	—	—
Additional paid-in capital	1,797,450	1,752,048
Accumulated deficit	(1,708,867)	(1,652,869)
Accumulated other comprehensive loss	(1,354)	(27,468)

Total shareholders’ equity	87,229	71,711

Total liabilities and shareholders’ equity	$404,672	$455,763

Precigen, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

		Three months ended
		March 31,
(Amounts in thousands, except share and per share data)	2020	2019
Revenues
Collaboration and licensing revenues	$10,721	$5,971
Product revenues	4,961	4,837
Service revenues	13,946	11,383
Other revenues	210	394

Total revenues	29,838	22,585

Operating Expenses
Cost of products	6,089	7,722
Cost of services	7,536	7,092
Research and development	18,891	26,938
Selling, general and administrative	23,018	31,049

Total operating expenses	55,534	72,801

Operating loss	(25,696)	(50,216)

Other Expense, Net
Unrealized and realized appreciation in fair value of equity securities and preferred stock, net	—	449
Interest expense	(4,592)	(4,305)
Interest and dividend income	673	1,361
Other income, net	64	546

Total other expense, net	(3,855)	(1,949)
Equity in net loss of affiliates	(351)	(748)

Loss from continuing operations before income taxes	(29,902)	(52,913)
Income tax benefit (expense)	(40)	13

Loss from continuing operations	$(29,942)	$(52,900)
Loss from discontinued operations, net of income taxes	(26,056)	(9,236)

Net loss	$(55,998)	$(62,136)
Net loss attributable to the noncontrolling interests	—	1,427

Net loss attributable to Precigen	$(55,998)	$(60,709)

Amounts Attributable to Precigen
Net loss from continuing operations attributable to Precigen	$(29,942)	$(51,473)
Net loss from discontinued operations attributable to Precigen	(26,056)	(9,236)

Net loss attributable to Precigen	$(55,998)	$(60,709)

Net Loss per Share
Net loss from continuing operations attributable to Precigen per share, basic and diluted	$(0.19)	$(0.34)
Net loss from discontinued operations attributable to Precigen per share, basic and diluted	(0.16)	(0.06)

Net loss attributable to Precigen per share, basic and diluted	$(0.35)	$(0.40)

Weighted average shares outstanding, basic and diluted	160,338,743	152,948,058